PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	November 2,	October 28,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(210,765)	$24,523
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	103,931	98,018
Gain on sale of facility	-	(2,254)
Minority interest in income of consolidated subsidiaries	1,374	2,539
Impairment of goodwill	138,534	-
Impairment of long-lived assets	67,384	-
Changes in assets and liabilities and other	(8,378)	11,867

Net cash provided by operating activities	92,080	134,693

Cash flows from investing activities:
Purchases of property, plant and equipment	(105,125)	(94,132)
Purchases of short-term investments and other	(327)	(4,151)
Proceeds from sales of investments and other	3,815	66,304
Proceeds from sale of facility and other	-	5,784
Distribution from joint venture	5,000	-
Investment in joint venture	(2,598)	(3,499)

Net cash used in investing activities	(99,235)	(29,694)

Cash flows from financing activities:
Repayments of long-term borrowings	(183,509)	(94,584)
Proceeds from long-term borrowings	139,640	4,303
Proceeds from exercised stock options and other	-	988
Other	(3,790)	(527)

Net cash used in financing activities	(47,659)	(89,820)

Effect of exchange rate changes on cash	(7,472)	1,445

Net increase (decrease) in cash and cash equivalents	(62,286)	16,624
Cash and cash equivalents, beginning of period	146,049	129,425

Cash and cash equivalents, end of period	$83,763	$146,049

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(46,769)	$51,582
Capital lease obligation for purchases of property, plant and
equipment	$61,662	$19,912